Exhibit 10.6

MANNING & NAPIER, INC.

2011 EQUITY COMPENSATION PLAN

MANNING & NAPIER, INC.

2011 EQUITY COMPENSATION PLAN

1.	Purpose

Manning & Napier, Inc. and Manning & Napier Group, LLC hereby adopt this Manning & Napier, Inc. 2011 Equity Compensation Plan effective as of             , 2011. This Plan is intended to encourage equity ownership of the Company and MN Group by persons providing services to the Company, MN Group and/or its subsidiaries, including directors, employees, advisers and consultants of the Company, MN Group and/or their subsidiaries, and to provide additional incentives for them to promote the success of the business of the Company and MN Group.

2.	Definitions

As used in this Plan, the following terms shall have the following meanings:

2.1 Accelerate, when used with respect to an Award (other than Restricted Stock or Restricted Units), means that as of the time of reference the Award will vest and, if applicable, will become exercisable with respect to some or all of the Class A Stock, Units or cash equivalent for which such Award was not then otherwise exercisable by its terms, and, when used with respect to Restricted Stock or Restricted Units, means that the Risk of Forfeiture otherwise applicable to the Class A Stock or Units shall expire with respect to some or all of the Class A Stock or Units then otherwise subject to the Risk of Forfeiture.

2.2 Affiliate means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person in question. As used herein, “control” means the possession, direct or indirect, of the power to direct or cause the direction of management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

2.3 Award means any grant or sale pursuant to the Plan of Options, Restricted Units, Restricted Stock, Unit Grants, other Unit-Based Awards or LTIP Units.

2.4 Award Agreement means an agreement, instrument or other document between the Company or MN Group, as the case may be, and the recipient of an Award, setting forth the terms and conditions of the Award.

2.5 Beneficial Owner shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

2.6 Board means the Board of Directors of the Company.

2.7 Cause means, unless otherwise provided in an applicable Award Agreement, a termination of employment or service, based on a finding by the Committee, that the Participant engaged in conduct (a) which involves fraud, moral turpitude, willful misconduct, bad faith or commission of a crime that is classified as a felony under New York law and in the reasonable opinion of the Board is injurious to the Company, MN Group or their Affiliates, or (b) that constitutes grounds for termination for cause under the Participant’s employment, consulting or service agreement with the Company, MN Group or their Affiliates, to the extent applicable, or under any policies in effect applicable to the Participant and relating to his or her employment by, or association with, the Company, MN Group or their Affiliates.

2.8 Change in Control shall have the meaning set forth in Section 8.2 hereof.

2.9 Class A Stock means Class A common stock, par value $0.01 per share, of the Company.

2.10 Class A Unit means a “Class A Unit” in MN Group, as described in the Operating Agreement.

2.11 Class B Unit means a “Class B Unit” in MN Group, as described in the Operating Agreement.

2.12 Code means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and any regulations issued from time to time thereunder. To the extent that reference is made to any particular section of the Code, such reference shall be, where the context so admits, to any corresponding provisions of any succeeding law.

2.13 Committee means any committee of the Board that is delegated responsibility for the administration of the Plan, as provided in Section 4; provided, that such committee shall be comprised solely of directors of the Company who are (a) “non-employee directors” under Rule 16b-3 of the Exchange Act, (b) “outside directors” under Code Section 162(m) and (c) “independent directors” pursuant to New York Stock Exchange requirements. For any period during which no such committee is in existence, “Committee” shall mean the Managing Member and all authority and responsibility assigned to the Committee under the Plan shall be exercised, if at all, by the Managing Member.

2.14 Company means Manning & Napier, Inc., a corporation organized under the laws of the State of Delaware.

2.15 Covered Employee shall have the meaning set forth in Section 162(m)(3) of the Code.

2.16 Effective Date means the date this Plan is adopted by the Board, on behalf of the Company, and the Managing Member, on behalf of MN Group.

2.17 Equity Units means either Class A Stock, Units or LTIP Units.

2.18 Exchange Act means the Securities Exchange Act of 1934, as amended from time to time, and as now or hereafter construed, interpreted and applied by regulations, rulings and cases.

2.19 Exercise Price means the price per share of Class A Stock or Unit, as applicable, at which a holder of an Award granted hereunder may purchase the Class A Stock or Units issuable upon exercise of such Award.

2.20 Fair Market Value of a share of Class A Stock or a Unit on any given date means: (i) if the Class A Stock is listed for trading on the New York Stock Exchange, the closing sale price per share of Class A Stock on the New York Stock Exchange on that date (or, if no closing sale price is reported, the last reported sale price), (ii) if the Class A Stock is not listed for trading on the New York Stock Exchange, the closing sale price (or, if no closing sale price is reported, the last reported sale price) as reported on that date in composite transactions for the principal national securities exchange registered pursuant to Section 6(g) of the Exchange Act on which the Class A Stock is listed, (iii) if the Class A Stock is not so listed on a national securities exchange, the last quoted bid price for the Class A Stock on that date in the over-the-counter market as reported by Pink Sheets LLC or a similar organization, or (iv) if the Class A Stock is not so quoted by Pink Sheets LLC or a similar organization such value as the Committee, in its sole discretion, shall determine in good faith. For the avoidance of doubt, the Fair Market Value of a Unit shall at all times equal the Fair Market Value of a share of Class A Stock.

2.21 Grant Date means the date as of which an Option is granted, as determined under Section 6.1(a).

2.22 IPO means the initial public offering of Class A Stock, as contemplated in the registration statement on Form S-1 of the Company (No. 333-175309).

2.23 ISO means any Option to acquire Class A Stock intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code. Options to acquire Units may not be designated as ISOs.

2.24 LTIP Unit means a certain class or classes of membership interests in the Company which, upon the occurrence of certain events, may convert into Units.

2.25 Managing Member means the Company, as the Managing Member of MN Group.

2.26 MN Group means Manning & Napier Group, LLC, a limited liability company organized under the laws of the State of Delaware.

2.27 NQSO means any Option that is designated as a nonqualified stock option.

2.28 Operating Agreement means the Amended and Restated Limited Liability Company Agreement of MN Group, dated as of [—], 2011, as in effect from time to time.

2.29 Option means an option to purchase Class A Stock, in the form of an ISO or a NQSO, or an option to purchase Units.

2.30 Optionee means a Participant to whom an Option shall have been granted under the Plan.

2.31 Participant means any holder of an outstanding Award under the Plan.

2.32 Performance Goals means performance goals based on one or more of the following criteria: (i) earnings including operating income, economic income, economic net income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per common share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) economic value created; (xiii) cumulative earnings per share growth; (xiv) operating margin or profit margin; (xv) common stock price or total stockholder return; (xvi) cost targets, reductions and savings, productivity and efficiencies; (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xviii) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (xix) any combination of any of the foregoing.

Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, MN Group or an Affiliate, or a division or strategic business unit of the Company or MN Group, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, or other pre-established target or designated comparison group, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Each of the foregoing Performance Goals shall, as selected by the Committee, be determined in accordance with generally accepted accounting principles or non-GAAP financial measures, and shall be subject to certification by the Committee; provided that, to the extent an Award is intended to satisfy the performance-based compensation exception to the limits of Section 162(m) of the Code and then to the extent consistent with such exception, the Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company MN Group or any Affiliate or the financial statements of the Company, MN Group or any Affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

2.33 Person means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, or other entity.

2.34 Plan means this Manning & Napier, Inc. 2011 Equity Compensation Plan, as amended from time to time, and including any attachments or addenda hereto.

2.35 Restricted Stock means an Award of shares of Class A Stock to a Participant under Section 6.2 that may be subject to certain restrictions and to a Risk of Forfeiture.

2.36 Restricted Units means an Award of Units to a Participant under Section 6.2 that may be subject to certain restrictions and to a Risk of Forfeiture.

2.37 Restriction Period means the period of time, established by the Committee in connection with an Award of Restricted Stock or Restricted Units, during which such Restricted Stock or Restricted Units are subject to a Risk of Forfeiture described in the applicable Award Agreement.

2.38 Risk of Forfeiture means a limitation on the right of the Participant to retain Restricted Stock or Restricted Units, including a right in the Company or MN Group, as the case may be, to reacquire the Restricted Stock or Restricted Units at less than their then Fair Market Value or for no consideration, arising because of the occurrence or non-occurrence of specified events or conditions.

2.39 Securities Act means the Securities Act of 1933, as amended from time to time.

2.40 Stock Appreciation Right or SAR means the right pursuant to an Award granted under Section 6.4 below to receive an amount equal to the excess, if any, of (i) the aggregate Fair Market Value, as of the date of such SAR or portion thereof is surrendered, of the Class A Stock or Unit covered by such right or such portion thereof, over (ii) the aggregate Exercise Price of such right or portion thereof.

2.41 Stock-Based Award means an Award granted to a Participant pursuant to Section 6.4 hereof, that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Class A Stock including but not limited to performance units and Stock Appreciation Rights, and which may be subject to the attainment of Performance Goals or a period of continued employment or other terms and conditions as permitted under the Plan.

2.42 Unit means a Class A Unit or a Class B Unit.

2.43 Unit Grant means a grant of Units not subject to restrictions or other forfeiture conditions.

2.44 Unit-Based Award means an Award granted pursuant to Section 6.4 of the Plan, that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Units including but not limited to performance units and Stock Appreciation Rights, and which may be subject to the attainment of Performance Goals or a period of continued employment or other terms and conditions as permitted under the Plan.

The definition of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth therein or herein), (ii) references to any law, constitution, statute, treaty, regulation, rule or ordinance, including any section or other part thereof shall refer to it as amended from time to time and shall include any successor law, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Plan in its entirety and not to any particular provision hereof and (iv) all references herein to Sections shall be construed to refer to Sections to this Plan.

3.	Term of the Plan

Unless the Plan shall have been earlier terminated by the Company, Awards may be granted under this Plan at any time in the period commencing on the date of approval of the Plan by the Company and ending immediately prior to the tenth anniversary of such date. Awards granted pursuant to the Plan within that period shall not expire solely by reason of the termination of the Plan.

4.	Administration

The Plan shall be administered by the Committee; provided, however, that the Committee may delegate to one or more “executive officers” (as defined under applicable rules promulgated under the Exchange Act) the authority to grant Awards hereunder to employees who are not executive officers, and to consultants and advisers, in accordance with such guidelines as the Committee shall set forth at any time or from time to time. Subject to the provisions of the Plan, the Committee shall have complete authority, in its discretion, to make or to select the manner of making all determinations with respect to each Award to be granted by the Company or MN Group under the Plan including the director, employee, adviser or consultant to receive the Award and the form of Award. In making such determinations, the Committee may take into account the nature of the services rendered by such directors, employees, advisers and consultants, their present and potential contributions to the success of the Company and/or MN Group, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of the Plan, the Committee shall also have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective Award Agreements (which need not be identical), and to make all other determinations necessary or advisable for the administration of the Plan. The Committee’s determinations made in good faith on matters referred to in the Plan shall be final, binding and conclusive on all persons having or claiming any interest under the Plan or an Award made pursuant hereto.

5.	Authorization of Grants

5.1 Eligibility. The Committee may grant from time to time and at any time prior to the termination of the Plan one or more Awards, either alone or in combination with any other Awards, to any service provider to the Company, MN Group or any of their Affiliates, including directors, officers, employees, advisers and consultants of the Company, MN Group and/or their respective Affiliates.

5.2 General Terms of Awards. Each grant of an Award shall be subject to all applicable terms and conditions of the Plan (including but not limited to any specific terms and conditions applicable to that type of Award set out in Section 6 or in the Award Agreement), and such other terms and conditions, not inconsistent with the terms of the Plan, as the Committee may prescribe. Restricted Units and Units Grants under the Plan shall at all times be subject to the terms of the Operating Agreement.

5.3 Non-Transferability of Awards. Awards shall not be transferable, and no Awards or interest therein may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and all of a Participant’s rights in any Award may be exercised during the life of the Participant only by the Participant or the Participant’s legal representative. Notwithstanding the foregoing, Unit Grants and, following lapse of the Restriction Period, Restricted Units may be transferred in accordance with the provisions of the Operating Agreement.

5.4 Conditions to Receipt of Awards.

(a) Unless otherwise waived by the Committee, no prospective Participant shall have any rights with respect to an Award unless and until such Participant has executed an Award Agreement evidencing the Award, delivered a fully executed copy thereof to the Company, and otherwise complied with the applicable terms and conditions of such Award.

(b) Notwithstanding anything herein to the contrary, no Award of Options, Restricted Units, Unit Grants, other Unit-Based Awards or LTIP Units and no issuance of Class A Stock or Units upon exercise of an Option or the settlement of any Stock-Based or Unit-Based Award, may be made to an individual who has committed any act which could serve as a basis for (i) denial, suspension or revocation of the registration of any investment adviser, including Affiliates of the Company or MN Group, under Section 203(e) of the Investment Advisers Act of 1940, as amended, or Rule 206(4)-4(b) thereunder, or for disqualification of any investment adviser, including Affiliates of the Company or MN Group, as an investment adviser to a registered investment company pursuant to Sections 9(a) or 9(b) of the Investment Company Act of 1940, as amended, (ii) precluding the Company, MN Group or their respective Affiliates from acting as a fiduciary by operation of Section 411 of the Employee Retirement Income Security Act of 1974, as amended, or (iii) precluding the Company, MN Group or their respective Affiliates from qualifying as a “qualified professional asset manager” within the meaning of Department of Labor Prohibited Transaction Exemption 84-14.

(c) Each Award of Restricted Units, Unit Grants, other Unit-Based Awards or LTIP Units and each issuance of Units to the recipient of an Award of Options exercisable into Units or upon settlement of a Unit-Based Award, shall be conditioned upon the recipient’s execution of the Operating Agreement or an agreement of accession thereto.

5.5 Equity Subject to Plan. The maximum number of Equity Units reserved for the grant or settlement of Awards (in the form of Class A Stock or Units) under the Plan shall be a number equal to                      and shall be subject to adjustment as provided herein. If any shares of Class A Stock or Units subject to an Award are forfeited, canceled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of Equity Units to the Participant, the Class A Stock or Units with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan. Notwithstanding the foregoing, Equity Units that are exchanged by a Participant or withheld by the Company or MN Group, in either case, as full or partial payment in connection with any Award under the Plan, as well as any Equity Units exchanged by a Participant or withheld by the Company or MN Group to satisfy the tax withholding obligations related to any Award under the Plan, shall not be available for subsequent Awards under the Plan.

5.6 Covered Employees. From and after the date that the grant of an Award to a Covered Employee is subject to Section 162(m) of the Code, the aggregate Awards granted during any fiscal year to any single individual who is likely to be a Covered Employee shall not exceed             Equity Units. Determinations made in respect of the limitation set forth in the preceding sentence shall be made in a manner consistent with Section 162(m) of the Code.

5.7 Authorized Shares. Shares of Class A Stock issued under the Plan may, in whole or in part, be authorized but unissued shares of Class A Stock or shares that have been or may be reacquired by the Company in the open market, in private transactions or otherwise.

6.	Specific Terms of Awards

6.1 Options.

(a) Date of Grant. The granting of an Option shall take place at the time specified in the Award Agreement.

(b) Exercise Price. The price at which a share of Class A Stock or a Unit may be acquired under each Option shall be no less than 100% of the Fair Market Value of such Class A Stock or Unit on the Grant Date.

(c) Option Period. The exercise period with respect to each Option shall be determined in the sole discretion of the Committee and specified in each Award Agreement; provided, however, that no Option may be exercised on or after the tenth anniversary of the Grant Date.

(d) Exercisability. An Option may be immediately exercisable or become exercisable in such installments, cumulative or non-cumulative, as the Committee may determine and as set forth in each Award Agreement. In the case of an Option not otherwise immediately exercisable in full, the Committee may Accelerate such Option in whole or in part at any time.

(e) ISOs. No ISO shall be granted to any employee of the Company or MN Group, if such employee owns, or is deemed to own, immediately prior to the grant of the ISO, stock representing more than 10% of the total combined voting power of the Company, MN Group or their Affiliates, or more than 10% of the value of all classes of stock of the Company, MN Group or their Affiliates, unless the purchase price for the stock under such ISO shall be at least 110% of its Fair Market Value at the time such ISO is granted and the ISO, by its terms, shall not be exercisable more than five years from the date it is granted. In determining the stock ownership under this paragraph, the provisions of Section 424(d) of the Code shall be controlling.

(f) Termination of Association with the Company — Generally. Unless the Committee shall provide otherwise for any Award with respect to any Option as set forth in the Award Agreement for such Option, if the Optionee’s employment or other association with the Company ends for any reason, any outstanding Option of the Optionee shall cease to be exercisable in any respect and shall terminate not later than 90 days following that event and, for the period it remains exercisable following that event, shall be exercisable only to the extent exercisable at the date of that event (and to the extent not then exercisable, shall terminate as of the date of such event). Military or sick leave or other bona fide leave shall not be deemed a termination of employment or other association, provided that it does not exceed the longer of ninety (90) days or the period during which the absent Optionee’s reemployment rights, if any, are guaranteed by statute or by contract.

(g) Method of Exercise. An Option may be exercised by the Optionee giving written notice, in the manner provided in Section 14 or as otherwise set forth in an Award Agreement, specifying the number of shares of Class A Stock or Units with respect to which the Option is then being exercised. Where the exercise of an Option is to be accompanied by payment, the Committee may determine the required or permitted forms of payment, subject to the following: (a) all payments will be by cash or check acceptable to the Committee; or (b) if so permitted by the Committee, (i) through the delivery of Class A Stock or Units that have a Fair Market Value equal to the exercise price, except where payment by delivery of Class A Stock or Units would adversely affect the Company’s results of operations under U.S. generally accepted accounting principles or where payment by delivery of Class A Stock or Units outstanding for less than six months would require application of securities laws relating to profit realized on such Class A Stock or Units, (ii) by other means acceptable to the Committee, or (iii) by means of withholding of Class A Stock or Units, with an aggregate Fair Market Value equal to (A) the aggregate exercise price and (B) unless the Company or MN Group is precluded or restricted from doing so under debt covenants, minimum statutory withholding taxes with respect to such exercise, or (iv) by any combination of the foregoing permissible forms of payment. The delivery of Class A Stock or Units in payment of the exercise price under clause (g)(i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Committee may prescribe.

(h) No Certificates. Unless otherwise required under the Operating Agreement, Units are not represented by certificates. The “issuance” of Units pursuant to the exercise of an Option granted under the Plan shall not require the creation or delivery of a certificate or other evidence of ownership, other than that provided by the applicable Award Agreement, but instead only the Company’s recognition of the Optionee on its books and records as the beneficial holder of such Units, unless otherwise required under the Operating Agreement.

(i) Rights Pending Exercise. No Participant holding an Option shall be deemed for any purpose to be (i) a stockholder of the Company with respect to any shares of Class A Stock, or (ii) a member of MN Group with respect to any of the Units, in either case issuable pursuant to his or her Option, except to the extent that the Option shall have been exercised with respect thereto.

6.2 Restricted Stock and Restricted Units.

(a) Purchase Price Class A Stock, Restricted Stock, Units or Restricted Units may be issued under the Plan for such consideration, in cash, other property or services, or any combination thereof, as is determined by the Committee.

(b) No Certificates. Units are not represented by certificates. The “issuance” of Units or Restricted Units under the Plan shall not require the creation or delivery of a certificate or other evidence of ownership, other than that provided by the applicable Award Agreement, but instead only the MN Group’s recognition of the Participant on its books and records as the beneficial holder of such Units or Restricted Units.

(c) Restrictions and Restriction Period. During the Restriction Period applicable to Restricted Stock or Restricted Units, such Restricted Stock or Restricted Units shall be subject to limitations on transferability and a Risk of Forfeiture arising on the basis of such conditions related to the performance of services, Company and/or MN Group performance or otherwise as the Committee may determine and provide for in the applicable Award Agreement. Any such Risk of Forfeiture may be waived or terminated, or the Restriction Period shortened, at any time by the Committee on such basis as it deems appropriate. Certificates for shares issued pursuant to Restricted Stock Awards shall bear an appropriate legend referring to such restrictions, and any attempt to dispose of any such shares in contravention of such restrictions shall be null and void and without effect. Such certificates may, if so determined by the Committee, be held in escrow by an escrow agent (which may be the Company or MN Group) appointed by the Committee, to be held for the benefit of the Participant for such period in the discretion of the Committee until the applicable Restriction Period lapses.

(d) Rights Pending Lapse of Risk of Forfeiture or Forfeiture of Award. Except as otherwise provided in the Plan or the applicable Award Agreement, at all times prior to lapse of any Risk of Forfeiture applicable to, or forfeiture of, an Award of Restricted Stock or Restricted Units, the Participant shall have all of the rights of a holder of Class A Stock or Units, as the case may be, including, but not limited to, the right to vote and the right to receive any dividends or distributions with respect to the Restricted Stock or Restricted Units, as applicable.

(e) Termination of Association with the Company. Unless the Committee shall provide otherwise in the applicable Award Agreement for any Award of Restricted Stock or Restricted Units, upon termination of a Participant’s employment or other association with the Company, MN Group and their Affiliates for any reason during the Restriction Period, all Restricted Stock or Restricted Units still subject to Risk of Forfeiture shall be forfeited or otherwise subject to return to or repurchase by the Company or MN Group on the terms specified in the Award Agreement; provided, however, that military or sick leave or other bona fide leave shall not be deemed a termination of employment or other association if it does not exceed the longer of ninety (90) days or the period during which the absent Participant’s reemployment rights, if any, are guaranteed by statute or by contract.

6.3 Class A Stock and Unit Grants. Class A Stock and Unit Grants may be awarded solely in recognition of significant contributions to the success of the Company, MN Group or their Affiliates in lieu of compensation otherwise already due and in such other limited circumstances as the Committee deems appropriate. Class A Stock and Unit Grants shall be made without forfeiture conditions of any kind.

6.4 Stock-Based Awards. The Committee, in its sole discretion, may grant Awards of phantom shares of Class A Stock, SARs and other Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of a share of Class A Stock. Such Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive shares of Class A Stock (or the equivalent cash value of such Class A Stock) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of Performance Goals. Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine: (a) the number of shares of Class A Stock to be awarded under (or otherwise related to) such Stock-Based Awards; (b) whether such Stock-Based Awards shall be settled in cash, shares of Class A Stock or a combination of cash and Class A Stock; and (c) all other terms and conditions of such Stock-Based Awards (including, without limitation, the vesting provisions thereof).

6.5 Unit-Based Awards. The Committee, in its sole discretion, may grant Awards of phantom Units, SARs and other Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of a Unit. Such Unit-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Units (or the equivalent cash value of such Units) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of Performance Goals. Unit-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine: (a) the number of Units to be awarded under (or otherwise related to) such Unit-Based Awards; (b) whether such Unit-Based Awards shall be settled in cash, Units or a combination of cash and Units; and (c) all other terms and conditions of such Unit-Based Awards (including, without limitation, the vesting provisions thereof).

6.6 LTIP Units. LTIP Units may be granted as free-standing awards or in tandem with other Awards under the Plan, and may be valued by reference to the Units, and will be subject to such other conditions and restrictions as the Committee, in its sole and absolute discretion, may determine, including, but not limited to, continued employment or service, computation of financial metrics and/or achievement of pre-established Performance Goals. LTIP Units, whether vested or unvested, may entitle the participant to receive, currently or on a deferred or contingent basis, distributions or distribution equivalent payments with respect to the number of Units corresponding to the LTIP Unit or other distributions from the Company and the Committee may provide in the applicable Award Agreement that such amounts (if any) shall be deemed to have been reinvested in additional Units or LTIP Units. The LTIP Units granted under the Plan will be subject to such terms and conditions as may be determined by the Committee in its sole and absolute discretion, including, but not limited to the conversion ratio, if any, pursuant to which LTIP Units may be exchanged for Units in accordance with the terms of the Operating Agreement. LTIP Units may be structured as “profits interests,” “capital interests” or other types of interests for federal income tax purposes.

6.7 Awards to Participants Outside the United States. The Committee may modify the terms of any Award under the Plan granted to a Participant who is, at the time of grant or during the term of the Award, resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that the Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad, shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. The Committee may establish supplements to, or amendments, restatements, or alternative versions of the Plan for the purpose of granting and administrating any such modified Award, none of which shall require prior approval of the stockholders of the Company except for stockholder approval as may be necessary for the Plan or Award to comply with applicable law.

7.	Adjustment Provisions

7.1 Adjustment for Company Actions. If subsequent to the adoption of the Plan by the Company and MN Group the outstanding Class A Stock or Units are increased, decreased, or exchanged for a different number or kind of stock, units or other securities, or if additional shares, units or new or different shares, units or other securities are distributed with respect to Class A stock or Units through merger, consolidation, sale of all or substantially all the property of the Company or MN Group, reorganization, recapitalization, reclassification, dividend, stock or unit split, reverse stock or unit split, or other similar distribution with respect to such Class A Stock or Units, the Committee shall make an adjustment, to the extent appropriate and proportionate, in (i) the numbers and kinds of Class A Stock, Units or other securities subject to the then outstanding Awards, and (ii) the exercise price for each Class A Stock, Unit or other securities subject to then outstanding Options (without change in the aggregate purchase price as to which such Options remain exercisable).

7.2 Related Matters. Any adjustment in Awards made pursuant to this Section 7 shall be determined and made, if at all, by the Committee and shall include any correlative modification of terms, including of Exercise Prices, rates of vesting or exercisability, Risks of Forfeiture and applicable repurchase prices for Restricted Stock, Restricted Units, LTIP Units, Stock-Based Awards and Unit-Based Awards, which the Committee may deem necessary or appropriate so as to ensure the rights of the Participants in their respective Awards are not substantially diminished nor enlarged as a result of the adjustment and Company action other than as expressly contemplated in this Section 7. No fraction of a shares of Class A Stock or Unit shall be issued or purchasable or deliverable upon exercise, but in the event any adjustment hereunder of the number of shares of Class A Stock or Units covered by an Award shall cause such number to include a fraction, such number of shares of Class A Stock or Units shall be adjusted to the nearest smaller whole number of shares of Class A Stock or Units.

8.	Change in Control Provisions

8.1 Unless otherwise determined by the Committee or evidenced in an applicable Award Agreement or employment or other agreement, in the event of a Change in Control, the Committee shall have the discretion, exercisable either in advance of such Change in Control or at the time thereof, to provide for one or more of the following:

(a) the continuation of outstanding Awards after the Change in Control without change;

(b) the cash-out of outstanding Options as of the time of the transaction as part of the transaction for an amount equal to the difference between the price that would have been paid for the shares of Class A Stock or Units subject to such outstanding Options if such Options were exercised upon the closing of such transaction and the exercise price of such outstanding Options; provided that if the exercise price of the Options exceeds the price that would have been paid for the shares of Class A Stock or Units subject to the outstanding Options if such Options were exercised upon the closing of the transaction, then such Options may be cancelled without making a payment to the Optionees;

(c) a requirement that the buyer in the transaction assume outstanding Awards;

(d) a requirement that the buyer in the transaction substitute outstanding Options with comparable options to purchase the equity interests of the buyer or its parent and/or substitute outstanding Restricted Stock, Restricted Units, LTIP Units, Stock-Based Awards, and/or Unit-Based Awards with comparable restricted stock or units of the buyer or its parent; and

(e) the Acceleration of outstanding Options, Restricted Stock, Restricted Units, Stock-Based Awards, Unit-Based Awards and LTIP Units.

Notwithstanding any other provision of the Plan, in the event of a Change in Control in which the consideration paid to the holders of shares of Class A Stock and Units is solely cash, the Committee may, in its discretion, provide that each Award shall, upon the occurrence of a Change in Control, be canceled in exchange for a payment, in cash or Class A Stock, in an amount equal to (i) the excess of the consideration paid per share of Class A Stock and Units in the Change in Control over the exercise or purchase price (if any) per share of Class A Stock or Unit subject to the Award multiplied by (ii) the number of shares of Class A Stock or Units granted under the Award.

8.2 A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(a) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (I) of paragraph (c) below;

(b) during any period of twelve (12) month period, individuals who at the beginning of such period constitute the Board, and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose election by the Board or nomination for election by the Company’s shareholders was approved by a majority vote of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously approved, cease for any reason to constitute at least a majority of the Board;

(c) there is consummated a merger or consolidation of the Company or MN Group with any other corporation or other entity, other than (I) a merger or consolidation which results in (A) the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or MN Group, at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (B) the individuals who comprise the Board immediately prior thereto constituting immediately thereafter at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or (II) a merger or consolidation effected to implement a recapitalization of the Company or MN Group (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or MN Group or there is consummated an agreement for the sale or disposition by the Company or MN Group of all or substantially all of the assets of the Company or MN Group, as the case may be (it being conclusively presumed that any sale or disposition is a sale or disposition by the Company of all or substantially all of its assets if the consummation of the sale or disposition is contingent upon approval by the Company’s stockholders unless the Board expressly determines in writing that such approval is required solely by reason of any relationship between the Company and any other Person or an Affiliate of the Company and any other Person), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity (i) at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition and (ii) the majority of whose board of directors immediately following such sale or disposition consists of individuals who comprise the Board immediately prior thereto; or

(e) the Company ceases to be the Managing Member of MN Group.

8.3 Notwithstanding Section 8.2 to the contrary, a “Change in Control” shall not be deemed to have occurred by virtue of (a) the consummation of any transaction or series of integrated transactions immediately following which the record holders of the capital stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions, or (b) the loss of voting control of the Company by William Manning pursuant to the terms of the Company’s charter.

9.	Settlement of Awards

9.1 Violation of Law. Notwithstanding any other provision of the Plan or the relevant Award Agreement, if, at any time, in the reasonable opinion of the Committee, the issuance of Class A Stock, Units or LTIP Units covered by an Award may constitute a violation of law, then the Company and/or MN Group, as the case may be, may delay such issuance and the delivery of such Class A Stock, Units or LTIP Units, as applicable, until approval shall have been obtained from such governmental agencies as may be required under any applicable law, rule, or regulation, and the Company and MN Group shall take all reasonable efforts to obtain such approval.

9.2 Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company.

9.3 No Fractional Shares. No fractional shares of Class A Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

9.4 Investment Representations. Neither the Company nor MN Group shall be under any obligation to issue Class A Stock, Units or LTIP Units covered by any Award unless the intended recipient has made such written representations to the Company or MN Group (upon which the Company or MN Group believe it may reasonably rely) as the Company or MN Group, as the case may be, may deem necessary or appropriate for purposes of confirming that the issuance of such Class A Stock, Units or LTIP Units, as applicable, will be exempt from the registration requirements of the Securities Act and any applicable state securities laws and otherwise in compliance with all applicable laws, rules and regulations, including but not limited to that the Participant is acquiring the Class A Stock, Units or LTIP Units, as applicable, for his or her own account for the purpose of investment and not with a view to, or for sale in connection with, the distribution of any such Class A Stock, Units or LTIP Units.

9.5 Registration. In the event that the disposition of Class A Stock or Units acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act, and is not otherwise exempt from such registration, such Class A Stock or Units shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Committee may require a Participant receiving Class A Stock or Units pursuant to the Plan, as a condition precedent to receipt of such Class A Stock or Units, to represent to the Company or MN Group in writing that the Class A Stock or Units acquired by such Participant is acquired for investment only and not with a view to distribution.

9.6 Tax Withholding. Whenever Class A Stock, Units or LTIP Units are issued or to be issued pursuant to Awards granted under the Plan, the Company and MN Group shall (i) have the right to require the recipient to remit to the Company or MN Group in cash an amount sufficient to satisfy federal, state, local or other withholding tax requirements if, when, and to the extent required by law (whether so required to secure for the Company or MN Group an otherwise available tax deduction or otherwise) coincident with the recipient’s exercise of such Option or receipt of Class A Stock or Units; or (ii) to the extent permitted by applicable law, withhold a number of Class A Stock, Units or LTIP Units having an aggregate Fair Market Value equal to an amount sufficient to satisfy any federal, state, local or other withholding requirements. The obligations of the Company and MN Group under the Plan shall be conditional on satisfaction of all such withholding obligations and the Company and MN Group shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the recipient of an Award.

10.	No Special Employment or Other Rights

Nothing contained in the Plan or in any Award Agreement shall confer upon any recipient of an Award any right with respect to the continuation of his or her employment or other association with the Company, MN Group or any of their Affiliates, or interfere in any way with the right of the Company, MN Group or any of their Affiliates, subject to the terms of any separate employment or consulting agreement, any provision of law, or the Operating Agreement to the contrary, at any time to terminate such employment or consulting agreement or to increase or decrease, or otherwise adjust, the other terms and conditions of the recipient’s employment or other association with the Company, MN Group or any such Affiliate.

11.	Nonexclusivity of the Plan

The adoption of the Plan by the Company and MN Group shall not be construed as creating any limitations on the power of the Company or MN Group to adopt such other incentive arrangements as it may deem desirable, including without limitation, the granting of options and restricted units other than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

12.	Section 409A of the Code

This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award, issuance and/or payment is subject to Section 409A of the Code, it shall be awarded and/or issued or paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Any provision of this Plan that would cause an Award, issuance and/or payment to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by applicable law).

13.	Termination and Amendment of the Plan and Awards

The Company and MN Group may at any time terminate the Plan or make such modifications of the Plan as it shall deem advisable. Unless the Company and MN Group otherwise expressly provide, or may deem necessary or appropriate to comply with applicable law, including without limitation the provisions of Section 409A of the Code, no termination or amendment of the Plan may adversely affect the rights of the recipient of an Award previously granted hereunder without the consent of the recipient of such Award.

The Plan shall take effect on the Effective Date but the Plan (and any grants of Awards made prior to the stockholder approval mentioned herein) shall be subject to the requisite approval of the stockholders of the Company, which approval must occur within twelve (12) months of the date that the Plan is adopted by the Board. In the event that the stockholders of the Company do not ratify the Plan at a meeting of the stockholders at which such issue is considered and voted upon, then upon such event the Plan and all rights hereunder shall immediately terminate and no Participant (or any permitted transferee thereof) shall have any remaining rights under the Plan or any Award Agreement entered into in connection herewith. The Board may amend, alter or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made that would impair the rights of a Participant under any Award theretofore granted without such Participant’s consent, or that without the approval of the stockholders of the Company would, except as provided in Section 7, increase the total number of Awards reserved for the purpose of the Plan. In addition, approval by the stockholders of the Company shall be required with respect to any amendment that materially increases benefits provided under the Plan or materially alters the eligibility provisions of the Plan or with respect to which stockholder approval is required under the rules of any stock exchange on which the Class A Stock is then listed. Unless sooner terminated by the Board, the Plan shall terminate on the tenth anniversary of the Effective Date. The Board reserves the right to terminate the Plan at any time. No Awards shall be granted under the Plan after such termination date. The Plan shall remain in effect with respect to Awards made under the Plan prior to the termination of the Plan until such Awards have been satisfied or terminated in accordance with the terms of the Plan and the applicable Award Agreements.

The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, provided that the Award as amended is consistent with the terms of the Plan, and further provided that, other than as the Committee may deem necessary or appropriate to comply with applicable law, including without limitation the provisions of Section 409A of the Code, no amendment or modification of an outstanding Award may adversely affect the rights of the recipient of such Award without his or her consent. An amendment or modification to an Award that is necessary or appropriate to comply with applicable law or that does not adversely affect the rights of the recipient of such Award may be made without the consent of such recipient.

14.	Notices and Other Communications

Any notice, demand, request or other communication hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered, certified or overnight mail, postage prepaid, or by facsimile with a confirmation copy by regular, certified or overnight mail, addressed or sent by facsimile, as the case may be, (i) if to the recipient of an Award, at his or her residence address last filed with the Company or MN Group, and (ii) if to the Company or MN Group, at their principal place of business, addressed to the attention of the Managing Member, or to such other address or facsimile number, as the case may be, as the addressee may have designated by notice to the addressor. All such notices, requests, demands and other communications shall be deemed to have been received: (x) in the case of personal delivery, on the date of such delivery, (y) in the case of mailing, when received by the addressee, and (z) in the case of facsimile transmission, when confirmed by facsimile machine report.

15.	Governing Law

The Plan and all Award Agreements and actions taken thereunder shall be governed, interpreted and enforced in accordance with the laws of the State of New York without regard to the conflict of laws principles thereof.

Adopted by resolution of the Managing Member of MN Group and the Board of Directors of the Company as of [—], 2011.